For Immediate Release

May 2, 2008

First Century Bankshares, Inc.

Reports 2008 First Quarter Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $430 million bank holding company, announced earnings of $722,000 for the three-month period ending March 31, 2008. This represents a decrease of approximately 32.7% from the $1,073,000 earned during the same period in 2007. On a per share basis, net income decreased 29.6% to $0.38 per diluted share for the period ended March 31, 2008, compared to $0.54 per diluted share for the period ended March 31, 2007.

Net interest income, for the three-month period ended March 31, 2008 was $3,549,000, a decrease of $461,000, or 11.5%, as compared to $4,010,000 for the first quarter of 2007. This decrease was primarily the result of a sizable commercial loan being placed in nonaccrual status. At March 31, 2008, a commercial loan relationship of approximately $4.2 million became delinquent in excess of 90 days. Placing the loan in nonaccrual status resulted in the reversal of approximately $381,000 accrued but unpaid interest. Additionally, the dramatic reduction in interest rates by the Federal Reserve could not be fully absorbed by reducing rates for certificates of deposit and other deposit products. Net interest margins for the three months ended March 31, 2008 and 2007 were 3.30% and 3.83%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,138,000 for the three-month period ended March 31, 2008 and represented an increase of $28,000, or 2.5%, compared to $1,110,000 for the same period in 2007.

Noninterest expense of $3,491,000 for the quarter ended March 31, 2008 represented an increase of $61,000, or 1.8%, from $3,430,000 for the same period in 2007. This reflected increases in personnel and premises related expenses incurred in advance of opening our new facility in Beckley, West Virginia on April 28, 2008.

The provision for loan losses was $103,000 for the three months ended March 31, 2008. This was an increase of $69,000 compared to the provision of $34,000 for the same period in 2007.

Earnings through March 31, 2008 reflect an annualized return on average assets (ROAA) of 0.67% compared to 1.02% for the period ended March 31, 2007. Also, these earnings reflect an annualized return on average equity (ROAE) of 7.06% and 11.03% for the periods ending March 31, 2008 and 2007, respectively. Dividends for the first quarter of 2008 increased to $0.27 per share, or 3.8%, from $0.26 per share paid for the first quarter of 2007.

Total assets at March 31, 2008 were $430,223,000 as compared to $433,879,000 at December 31, 2007, or a decrease of $3,656,000, or 0.8%. The loan portfolio increased 0.6% during this period to $298,728,000 at March 31, 2008, from $296,946,000 at December 31, 2007. The investment portfolio decreased approximately $7,278,000, or 7.1%, during this same period. Proceeds from maturities and calls of investments during the first quarter of 2008 were used to pay down short-term borrowings acquired at year-end 2007.

Total deposits increased by $3,280,000 to $366,035,000 at March 31, 2008 from $362,755,000 at December 31, 2007. Noninterest-bearing deposits increased by $3,879,000, or 8.6%, which is a normal fluctuation with some larger commercial customers. Interest-bearing deposits decreased $599,000, or 0.2%, during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets increased from 0.52% at December 31, 2007 to 1.52% at March 31, 2008. As previously mentioned, this increase in nonperforming assets was primarily the result of the deterioration of one commercial credit which was ultimately placed in nonaccrual status during the quarter. Subsequent impairment analysis showed no additional reserve for loss was required. This loan is well secured, as demonstrated by the impairment analysis, and management anticipates repayment of all principal and interest.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release may contain certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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